Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
Qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FIRST QUARTER 2022

QUAKERTOWN, PA (April 26, 2022) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the first quarter of 2022 of $3,710,000, or $1.04 per share on a diluted basis. This compares to net income of $5,050,000, or $1.42  per share on a diluted basis, for the same period in 2021.

For the quarter ended March 31, 2022, the annualized rate of return on average assets and average shareholders’ equity was 0.90% and 10.60%, respectively, compared with 1.40% and 15.70%, respectively, for the first quarter 2021.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., declined for the quarter ended March 31, 2022 in comparison with the same period in 2021 due to reduced non-interest income.  The change in contribution from QNB Corp. for the quarter ended March 31, 2022, compared with the same period in 2021, is primarily due to the change in fair value of the equities portfolio held at the holding company.

The following table presents disaggregated net income:

	Three months ended,
	3/31/2022	3/31/2021	Variance
QNB Bank	$3,708,000	$4,038,000	$(330,000)
QNB Corp	2,000	1,012,000	(1,010,000)
Consolidated net income	$3,710,000	$5,050,000	$(1,340,000)

Total assets as of March 31, 2022 were $1,647,986,000 compared with $1,673,340,000 at December 31, 2021.  Total available for sale debt securities decreased $35,514,000, or 5.1%, to  $656,846,000, due primarily to the reduction in fair value of the portfolio, in response to the rise in interest rates during the period.  Total deposits increased $2,008,000 to $1,451,753,000.  The Bank participated in both rounds of the Small Business Administration’s Paycheck Protection Program (“PPP”).  Loans receivable, excluding PPP, grew $7,900,000 to approximately $920,500,000 since December 31, 2021.

“The quarter, while not record-setting, provided solid shareholder returns of $1.04 per share.   We are pleased with the operating performance at the bank, our very strong credit quality and continued household growth,” stated David W. Freeman, President and Chief Executive Officer.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2022 totaled $10,736,000, an increase of $219,000 from the same period in 2021. The net interest margin for the first quarters of 2022 and 2021 was 2.71% and 3.07%, respectively.   The yield on average earning assets decreased 44 basis points to 2.97% for the first quarter of 2022, compared with 3.41% the first quarter of 2021.  The cost of interest-bearing liabilities decreased to 0.34% for the quarter, compared with 0.44% for the same period in 2021.  Proceeds from average deposit growth, PPP loan forgiveness and excess cash over the past year were invested in available-for-sale securities, primarily mortgage-backed securities, which comprised 42.7% of average earnings assets in the first quarter of 2022, compared with 30.7% for the same period in 2021.  This increase in marketable securities as a percent of earnings assets is the primary reason for the reduction in net interest margin, as these securities yield less than loans.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded no provision for loan losses in the first quarter of 2022, compared with $275,000 in provision for the same period in 2021.  QNB's allowance for loan losses of $11,231,000  represents 1.21% of loans receivable at March 31, 2022 compared to $11,184,000, or 1.21% of loans receivable at December 31, 2021.  Net loan recoveries for the quarter ended March 31, 2022 and 2021 were $47,000 and $14,000, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $11,647,000, or 1.26% of loans receivable at March 31, 2022, compared with $11,672,000, or 1.26% of loans receivable at December 31, 2021.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At March 31, 2022, $4,144,000, or approximately 57% of the loans classified as non-accrual are current or past due less than 30 days.  At March 31, 2022, commercial substandard or doubtful loans totaled $19,072,000, compared with $18,531,000 reported at December 31, 2021.

Non-Interest Income

Total non-interest income was $1,611,000 for the first quarter of 2022, a decrease of $1,793,000 compared with the same period in 2021, due largely to a $1,104,000 decrease in the change in unrealized net gains on investment securities, a $306,000 decrease in realized gains on sale of securities to $36,000 and decreased net gains on sale of loans of $352,000, when comparing the two periods. The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 3.20%.

Fees for services to customers increased $85,000, or 28.4% when comparing the first quarter 2022 to the same period in 2021, primarily due to increased overdraft occurrences when comparing the two periods.  ATM and debit card income increased $48,000, or 8.1% when comparing the first quarter 2022 to the same period in 2021, due to increased card activity.  Retail brokerage income increased $38,000, or 22.8% due to increased assets under management.  Other non-interest income decreased $202,000 due primarily to a life insurance benefit of $193,000 realized during the first quarter of 2021.

Non-Interest Expense

Total non-interest expense was $7,813,000 for the first quarter of 2022, increasing $490,000, or 6.7% compared with the same period in 2021.  Salaries and benefits expense increased $249,000, or 6.2%, to $4,266,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $178,000 to $3,606,000, or 5.2%, during the first quarter of 2022 compared to the same period in 2021, due to decreased deferred loan origination cost of $97,000, increased salary and related taxes of $71,000, and increased incentive compensation of $11,000.  Benefits expense increased $71,000, or 11.9%, due primarily to increased medical insurance claims expense, when comparing the two periods.

Net occupancy, furniture and equipment expense decreased $23,000, or 1.8%, to $1,265,000 for the first quarter 2022, due primarily to decreased building repair expense and decreased leasehold and furniture depreciation and computer software amortization expense, offset in part by increased software maintenance expense.  Other non-interest expense increased $264,000, or 13.1% when comparing the first quarter of 2022 with the first quarter of 2021, due to increases in legal, consulting and third-party expenses, increased FDIC insurance costs, increased travel and entertainment expense, and increased check fraud cost, offset in part by lower marketing and loan origination expenses, when comparing the two periods.

Provision for income taxes decreased $449,000, to $824,000 in the first quarter 2022, compared with the same period in 2021, due to the decrease in pre-tax income.  The effective tax rates for the quarter ended March 31, 2022 was 18.2%.  This compares with an effective tax rate for the same period in 2021 of 20.1%.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA.

Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21
Assets	$1,647,986	$1,673,340	$1,658,544	$1,575,353	$1,570,519
Cash and cash equivalents	13,260	13,390	24,160	56,621	108,733
Investment securities
Debt securities, AFS	656,846	692,360	664,053	549,385	469,103
Equity securities	12,652	12,410	15,084	15,445	14,522
Loans held-for-sale	-	-	2,706	5,018	3,210
Loans receivable	926,369	926,470	923,778	920,923	945,645
Allowance for loan losses	(11,231)	(11,184)	(11,214)	(11,202)	(11,115)
Net loans	915,138	915,286	912,564	909,721	934,530
Deposits	1,451,753	1,449,745	1,431,825	1,343,733	1,341,616
Demand, non-interest bearing	242,024	243,006	248,282	235,548	253,857
Interest-bearing demand, money market and savings	1,046,074	1,038,366	1,010,547	931,724	905,766
Time	163,655	168,373	172,996	176,461	181,993
Short-term borrowings	76,738	68,476	71,426	75,021	64,947
Long-term debt	10,000	10,000	10,000	10,000	10,000
Shareholders' equity	102,498	136,494	135,968	137,340	131,996
Asset Quality Data (Period End)
Non-accrual loans	$7,272	$7,530	$7,827	$8,185	$8,887
Loans past due 90 days or more and still accruing	-	-		-

Restructured loans	4,375	4,142	4,317	4,330	4,379
Non-performing loans	11,647	11,672	12,144	12,515	13,266
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$11,647	$11,672	$12,144	$12,515	$13,266

Allowance for loan losses	$11,231	$11,184	$11,214	$11,202	$11,115

Non-performing loans / Loans excluding held-for-sale	1.26%	1.26%	1.31%	1.36%	1.40%
Non-performing assets / Assets	0.71%	0.70%	0.73%	0.79%	0.84%
Allowance for loan losses / Loans excluding held-for-sale	1.21%	1.21%	1.21%	1.22%	1.18%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Interest income	$11,809	$11,938	$11,721	$11,380	$11,731
Interest expense	1,073	1,130	1,137	1,162	1,214
Net interest income	10,736	10,808	10,584	10,218	10,517
Provision for loan losses	-	-	-	183	275
Net interest income after provision for loan losses	10,736	10,808	10,584	10,035	10,242
Non-interest income:
Fees for services to customers	384	368	363	296	299
ATM and debit card	641	693	687	709	593
Retail brokerage and advisory income	205	208	218	193	167
Net realized gain on investment securities	36	766	404	294	342
Unrealized gain (loss) on equity securities	(8)	87	(836)	579	1,096
Net gain on sale of loans	-	58	65	120	352
Other	353	348	414	343	555
Total non-interest income	1,611	2,528	1,315	2,534	3,404
Non-interest expense:
Salaries and employee benefits	4,266	4,540	4,554	4,342	4,017
Net occupancy and furniture and equipment	1,265	1,273	1,249	1,205	1,288
Other	2,282	2,322	1,987	2,202	2,018

Total non-interest expense	7,813	8,135	7,790	7,749	7,323
Income before income taxes	4,534	5,201	4,109	4,820	6,323
Provision for income taxes	824	1,052	685	951	1,273
Net income	$3,710	$4,149	$3,424	$3,869	$5,050

Share and Per Share Data:
Net income - basic	$1.04	$1.17	$0.96	$1.09	$1.42
Net income - diluted	$1.04	$1.17	$0.96	$1.09	$1.42
Book value	28.81	$38.41	$38.25	$38.58	$37.10
Cash dividends	$0.36	$0.35	$0.35	$0.35	$0.35
Average common shares outstanding - basic	3,552,854	3,549,584	3,554,664	3,556,550	3,555,028
Average common shares outstanding - diluted	3,554,456	3,550,542	3,555,832	3,557,243	3,555,028

Selected Ratios:
Return on average assets	0.90%	0.98%	0.84%	0.98%	1.40%
Return on average shareholders' equity	10.60%	11.82%	9.92%	11.53%	15.70%
Net interest margin (tax equivalent)	2.71%	2.68%	2.72%	2.74%	3.07%
Efficiency ratio (tax equivalent)	62.35%	59.29%	64.47%	59.95%	52.00%
Average shareholders' equity to total average assets	8.47%	8.33%	8.43%	8.53%	8.90%
Net loan charge-offs (recoveries)	$(47)	$30	$(12)	$96	$(14)

Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.02%	0.01%	-0.01%	0.04%	-0.01%

Balance Sheet (Average)
Assets	$1,675,385	$1,672,267	$1,623,704	$1,577,417	$1,466,520
Investment securities (AFS & Equities)	710,109	690,792	600,355	522,204	447,290
Loans receivable	918,602	918,631	922,187	938,849	932,617
Deposits	1,444,049	1,440,611	1,389,149	1,345,498	1,258,815
Shareholders' equity	141,986	139,227	136,888	134,594	130,473